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SEPTIMA ENTERPRISES, INC.                                           EXHIBIT 11.1
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

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
                                               Six Months Ended           Six Months Ended
                                                  December 31,               December 31,
                                                      1997                      1996
                                               --------------------------------------------
Net (loss)                                     $    (313,389)           $    (258,919)
                                               ============================================

Determination of shares:
   Weighted average number of common
        shares outstanding                         8,838,346                8,235,629
   Shares issuable on exercise of stock
        options, net of shares assumed to
        be repurchased                                 *                        *
                                               --------------------------------------------

Average common shares outstanding
   for fully diluted computation                   8,838,346                8,235,629
                                               ============================================

Earnings per common share:
   Primary                                     $     (.03575)           $     (.03143)
   Fully diluted                                     (.03575)                 (.03143)
------------------------
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*Shares not included in computation since effect is anti-dilutive.